Exhibit 99.1

Harris Corporation Announces Two-For-One Stock Split
And Declares Quarterly Cash Dividend

MELBOURNE, Florida, February 25, 2005 – Harris Corporation (NYSE:HRS) today announced that its Board of Directors has declared a two-for-one stock split of the company’s common stock. The company also declared its regular quarterly cash dividend of $0.12 per share calculated and payable on a pre-stock-split basis.

Shareholders of record as of the close of business on March 14, 2005, will receive one additional share of Harris common stock for each share of Harris common stock held on that date. The additional shares of common stock will be distributed in the form of a 100 percent common stock dividend on March 30, 2005. As a result of the stock split, the number of outstanding shares of Harris common stock will increase from approximately 66.6 million shares to approximately 133.2 million shares. The regular quarterly cash dividend of $0.12 per share is payable on a pre-stock-split basis on March 23, 2005, to shareholders of record as of the close of business on March 14, 2005.

“This action recognizes the company’s strong financial performance, expanding market opportunities, and confidence in our strategies to address those opportunities,” said Howard L. Lance, chairman, president and CEO. “Today’s decision by the Harris Board of Directors further demonstrates the company’s ongoing commitment to increase shareholder value.”

Harris Corporation is an international communications technology company focused on providing assured communications™ products, systems and services for government and commercial customers. The company’s operating divisions serve markets for government communications, tactical radio, broadcast, and microwave systems. Harris provides systems and service to customers in more than 150 countries. Additional information about Harris Corporation is available at www.harris.com.

Forward-Looking Statements
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The declaration of dividends and the amount thereof will depend on a number of factors, including the company’s financial condition, capital requirements, results of operations, future business prospects and other factors the Board of Directors may deem relevant. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The company’s consolidated results and the forward-looking statements could be affected by many factors. Further information relating to factors that may impact the company’s results and forward-looking statements are disclosed in the company’s filings with the SEC. Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Media inquiries: Tom Hausman at 321-727-9131, or tom.hausman@harris.com

Investor relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com

For additional information, contact Harris Corporation at webmaster@harris.com.

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